Exhibit 99.1

Herbalife Nutrition Announces First Quarter 2022 Results and Updates Full Year 2022 Guidance

LOS ANGELES--(BUSINESS WIRE)--May 3, 2022--Herbalife Nutrition Ltd. (NYSE: HLF) today reported financial results for the first quarter ended March 31, 2022.

“We have implemented several new sales initiatives across the Company designed to achieve net sales growth in the fourth quarter, while at the same time we are instituting incremental pricing actions and cost control measures,” said John Agwunobi, Chairman and CEO of Herbalife Nutrition.

HIGHLIGHTS

  First quarter 2022 net sales of $1.3 billion, an 11.0% decrease compared to the first quarter 2021. On a two-year stack basis, first quarter net sales grew 5.8% compared to the first quarter 2020.
  First quarter 2022 reported diluted EPS of $0.96 and adjusted1 diluted EPS of $0.99, compared to first quarter 2021 reported and adjusted1 diluted EPS of $1.33 and $1.42, respectively.
  First quarter 2022 reported net income of $98.2 million2 and adjusted1 EBITDA of $185.6 million.
  During the first quarter, the Company repurchased approximately 2.6 million shares for a total purchase price of $101.7 million.
  Updating full year 2022 net sales guidance range to down (10.0%) to (4.0%), adjusted3 diluted EPS guidance range to $3.50 to $4.00, and adjusted3 EBITDA guidance to $680 million to $740 million.
  In response to inflationary pressures, the Company announces margin improvement initiatives, including incremental pricing actions and cost control measures.

____________________

1 Adjusted diluted EPS and adjusted EBITDA are non-GAAP measures. See Schedule A – “Reconciliation of Non-GAAP Financial Measures” for a detailed reconciliation of these measures to the most directly comparable GAAP measure, and a discussion of why we believe these non-GAAP measures are useful.

2 The previously reported 2021 net income of $447.2 million was the highest since 2013.

3 Adjusted diluted EPS and adjusted EBITDA are non-GAAP measures. See the “Outlook” discussion below and the related footnotes and Schedule A – “Reconciliation of Non-GAAP Financial Measures” for additional information regarding adjusted diluted EPS and adjusted EBITDA guidance.

MANAGEMENT COMMENTARY

Herbalife Nutrition reported net sales of $1.3 billion for the first quarter of 2022, a decrease of 11% compared to the prior year. Volume points for the quarter declined 7.0% compared to the prior year, which was 50 basis points below the midpoint of the Company‘s Q1 guidance range of down 9.5% to down 3.5%. The bridge between volume point and net sales guidance and results was driven by the unfavorable impact of foreign exchange rates during the quarter, as well as a shift in the geographic mix of revenue, compared to company projections.

Reported EPS for the first quarter was $0.96 and adjusted1 earnings per diluted share was $0.99, at the high-end of the Company‘s guidance range of $0.80 to $1.00. Net income during the quarter was $98.2 million, resulting in adjusted1 EBITDA of $185.6 million, just above the Company’s guidance range of $165 to $185 million.

Looking to the future, the Company is updating its outlook for the year. For the full year, the Company is lowering net sales guidance to be in the range of down 10.0% to down 4.0%. Despite this reduction, the Company anticipates net sales will be flat in the back half of 2022, and will return to year-over-year net sales growth in the fourth quarter.

The Company has identified that, as a group, the behavior of distributors that joined the business during the pandemic has departed from historical trends and is below the Company’s expectations. This slowdown is primarily isolated to the collective performance of that group, while distributors that joined the business pre-pandemic, and the entirety of the Company’s preferred customer base continue to order at historical levels.

The Company believes that the return of in-person events could act as a catalyst. Most of the Company‘s distributors that joined the business during the pandemic have never been to an in-person event, and there is no substitute for gathering in person for learning, collaborating and motivating.

“The interactive discussions, the face-to-face team building and the social elements that are characteristic of our in-person events are not only an important source of training, motivation, and inspiration for our distributors, but also strengthen the social fabric that our business thrives on,“ said Chairman and CEO John Agwunobi.

In addition to the return of in-person sales events, the Company has implemented numerous sales initiatives at a local level that are all aimed at driving increased engagement in the business.

The Company is also taking meaningful steps to improve margins, through both pricing actions and cost controls. The Company implemented price increases in the majority of markets in the first quarter, and will take incremental pricing actions during the second quarter in response to the dramatic increase in input and freight costs. Additionally, the Company is implementing short-term and long-term cost control measures.

These actions are in addition to the previously announced transformation program to optimize global processes for future growth, which is also expected to improve margins through productivity and efficiency enhancements within the business. As previously disclosed, the Company expects the first phase of the program to result in annual incremental savings in the range of $10 million to $15 million, with some savings beginning in 2022. The Company is also looking to accelerate the second phase of the program to begin in late 2022 with expected ongoing annualized savings in the same magnitude as phase one.

“While organic sales growth remains our top priority, we are working on multiple fronts to improve our margin profile that supports our strong operating model, which has delivered powerful cash flow over the years,” said CFO Alex Amezquita.

First Quarter 2022 Key Metrics

Regional Net Sales and Foreign Exchange (“FX”) Impact

Region	Reported Net Sales 1Q'22 (mil)	Growth/Decline including FX vs. 1Q'21	Growth/Decline excluding FX vs. 1Q'21 (a)
Asia Pacific	$407.7	1.1%	3.6%
North America	$326.2	(9.5%)	(9.5%)
EMEA	$295.0	(16.7%)	(6.9%)
Mexico	$118.4	0.2%	1.1%
China	$105.6	(37.6%)	(38.9%)
South & Central America	$82.9	(13.6%)	(9.4%)
Worldwide Total	$1,335.8	(11.0%)	(7.8%)

(a) Growth/decline in net sales excluding the effects of foreign exchange is based on “net sales in local currency,” a non-GAAP financial measure. See Schedule A – “Reconciliation of Non-GAAP Financial Measures” for a discussion of why we believe adjusting for the effects of foreign exchange is useful.

Regional Volume Point Metrics

	Volume Points
Region	1Q'22 (mil)	Yr/Yr % Chg
Asia Pacific	518.5	5.8%
North America	403.1	(13.5%)
EMEA	391.7	(7.7%)
Mexico	209.4	(3.9%)
China	66.9	(33.6%)
South and Central America	110.3	(14.4%)
Worldwide Total	1,699.9	(7.0%)

Outlook

Following is the Company’s second quarter and updated full year 2022 guidance based on current business trends:

	Three Months Ending		Twelve Months Ending
	June 30, 2022		December 31, 2022
	Low	High	Low	High
Volume Point Growth vs 2021	(18.0%)	(12.0%)	(12.5%)	(6.5%)
Net Sales Growth vs 2021	(17.5%)	(11.5%)	(10.0%)	(4.0%)
Adjusted Diluted EPS (a) (b)	$0.60	$0.80	$3.50	$4.00
Adjusted EBITDA ($ millions) (b)	$135	$155	$680	$740
Cap Ex ($ millions)	-	-	$175	$225

Currency Fluctuation in Guidance

  Guidance is based on the average daily exchange rates for the first two weeks of April 2022.
  For the second quarter 2022, net sales guidance includes a projected currency headwind of approximately 270bps, adjusted(a)(b) diluted EPS guidance includes a projected currency headwind of approximately $0.07 per diluted share, and adjusted(a)(b) EBITDA guidance includes a projected currency headwind of approximately $9 million, all versus the second quarter 2021.
  For the full year 2022, net sales guidance includes a projected currency headwind of approximately 230bps, adjusted(a)(b) diluted EPS guidance includes a projected currency headwind of approximately $0.23 per diluted share, and adjusted(a)(b) EBITDA guidance includes a projected currency headwind of approximately $29 million, all versus the full year 2021.
  Net sales, adjusted(a)(b) diluted EPS, and adjusted(a)(b) EBITDA represent projections translated into US dollars at currency rates equal to the average rates used to translate 2021 second quarter and full year net sales and diluted EPS and adjusted for items such as hedging gains/losses to be directly comparable to 2021 values. See our Company’s Form 10-K for the year ended December 31, 2021 and Schedule A – “Reconciliation of Non-GAAP Financial Measures” for a discussion of why we believe adjusting for the effects of foreign exchange is useful.

Share Repurchase in Guidance

  With respect to guidance, the Company has assumed $50 million in share repurchases will be completed per quarter.

(a) Excludes the following items that cannot be accurately predicted: any future potential ongoing tax effects from the exercise or vesting of equity awards that could impact the Company's tax rate due to the stock compensation accounting standard, as well as any future potential dilution from the Company’s convertible notes due in 2024.

(b) Adjusted diluted EPS and adjusted EBITDA guidance are non-GAAP measures and exclude potential charges or gains that may be recorded during the applicable period, such as, among other things, loss contingencies, gain/loss on debt extinguishments and refinancing, tax charges relating to tax law changes, net expenses related to the COVID-19 pandemic, and other unanticipated charges and events. The Company does not provide reconciliations of forward-looking non-GAAP Adjusted diluted EPS and adjusted EBITDA guidance to net income, the comparable GAAP measure, because the impact and timing of these potential charges and gains cannot be determined without unreasonable efforts due to their inherent historical variability, complexity, and unpredictability. These items, which are necessary for a presentation of the reconciliation to GAAP, could have a potentially significant impact on the Company’s GAAP results.

Earnings Conference Call

Herbalife Nutrition senior management will host an investor conference call to discuss its recent financial results and provide an update on current business trends on Tuesday, May 3rd, 2022, at 2:30 p.m. PT (5:30 p.m. ET).

The dial-in number for this conference call for domestic callers is (833) 962-1459, and (956) 394-3596 for international callers (conference ID: 8987991). Live audio of the conference call will be simultaneously webcast in the investor relations section of the Company's website at http://ir.Herbalife.com.

An audio replay will be available following the completion of the conference call in MP3 format or by dialing (855) 859-2056 for domestic callers or (404) 537-3406 for international callers (conference ID: 8987991). The webcast of the teleconference will be archived and available on Herbalife Nutrition's website.

About Herbalife Nutrition Ltd.

Herbalife Nutrition (NYSE: HLF) is a global nutrition company that has been changing people's lives with great nutrition products and a business opportunity for its independent distributors since 1980. The Company offers science-backed products to consumers in 95 markets by entrepreneurial distributors who provide one-on-one coaching and a supportive community that inspires their customers to embrace a healthier, more active lifestyle. Through the Company's global campaign to eradicate hunger, Herbalife Nutrition is also committed to bringing nutrition and education to communities around the world.

For more information, please visit IAmHerbalifeNutrition.com.

Herbalife Nutrition also encourages investors to visit its investor relations website at ir.herbalife.com as financial and other information is updated and new information is posted.

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although we believe that the expectations reflected in any of our forward-looking statements are reasonable, actual results or outcomes could differ materially from those projected or assumed in any of our forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and to inherent risks and uncertainties, many of which are beyond our control. Additionally, many of these risks and uncertainties are, and may continue to be, amplified by the COVID-19 pandemic. Important factors that could cause our actual results, performance and achievements, or industry results to differ materially from estimates or projections contained in or implied by our forward-looking statements include the following:

  the potential impacts of the COVID-19 pandemic on us; our Members, customers, and supply chain; and the world economy;
  our ability to attract and retain Members;
  our relationship with, and our ability to influence the actions of, our Members;
  our noncompliance with, or improper action by our employees or Members in violation of, applicable U.S. and foreign laws, rules, and regulations;
  adverse publicity associated with our Company or the direct-selling industry, including our ability to comfort the marketplace and regulators regarding our compliance with applicable laws;
  changing consumer preferences and demands and evolving industry standards, including with respect to climate change, sustainability, and other environmental, social, and governance, or ESG, matters;
  the competitive nature of our business and industry;
  legal and regulatory matters, including regulatory actions concerning, or legal challenges to, our products or network marketing program and product liability claims;
  the Consent Order entered into with the FTC, the effects thereof and any failure to comply therewith;
  risks associated with operating internationally and in China;
  our ability to execute our growth and other strategic initiatives, including implementation of our transformation program and increased penetration of our existing markets;
  any material disruption to our business caused by natural disasters, other catastrophic events, acts of war or terrorism, including the war in Ukraine, cybersecurity incidents, pandemics, and/or other acts by third parties;
  our ability to adequately source ingredients, packaging materials, and other raw materials and manufacture and distribute our products;
  our reliance on our information technology infrastructure;
  noncompliance by us or our Members with any privacy laws, rules, or regulations or any security breach involving the misappropriation, loss, or other unauthorized use or disclosure of confidential information;
  contractual limitations on our ability to expand or change our direct-selling business model;
  the sufficiency of our trademarks and other intellectual property;
  product concentration;
  our reliance upon, or the loss or departure of any member of, our senior management team;
  restrictions imposed by covenants in the agreements governing our indebtedness;
  risks related to our convertible notes;
  changes in, and uncertainties relating to, the application of transfer pricing, income tax, customs duties, value added taxes, and other tax laws, treaties, and regulations, or their interpretation;
  our incorporation under the laws of the Cayman Islands; and
  share price volatility related to, among other things, speculative trading and certain traders shorting our common shares.

We do not undertake any obligation to update or release any revisions to any forward-looking statement or to report any events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except as required by law.

Results of Operations

Herbalife Nutrition Ltd. and Subsidiaries
Condensed Consolidated Statements of Income
(In millions, except per share amounts)

	Three Months Ended
	3/31/2022	3/31/2021
	(unaudited)
North America	$326.2	$360.5
EMEA	295.0	354.2
Asia Pacific	407.7	403.4
Mexico	118.4	118.2
China	105.6	169.3
South and Central America	82.9	96.0
Worldwide Net Sales	1,335.8	1,501.6
Cost of Sales	307.1	314.3
Gross Profit	1,028.7	1,187.3
Royalty Overrides	433.8	474.0
Selling, General, and Administrative Expenses	454.9	506.7
Other Operating Income (1)	(13.1)	(15.9)
Operating Income	153.1	222.5
Interest Expense, net	29.7	37.5
Income Before Income Taxes	123.4	185.0
Income Taxes	25.2	37.6
Net Income	$98.2	$147.4

Weighted-Average Shares Outstanding:
Basic	99.9	108.4
Diluted	101.7	111.1

Earnings Per Share:
Basic	$0.98	$1.36
Diluted	$0.96	$1.33

(1) Other Operating Income for the three months ended March 31, 2022 and March 31, 2021 relates to certain China government grant income.

Herbalife Nutrition Ltd. and Subsidiaries
Condensed Consolidated Balance Sheets
(In millions)

	Mar 31,	Dec 31,
	2022	2021

ASSETS
Current Assets:
Cash and cash equivalents	$569.7	$601.5
Receivables, net	84.0	66.9
Inventories	570.0	575.7
Prepaid expenses and other current assets	215.4	187.7
Total Current Assets	1,439.1	1,431.8

Property, plant and equipment, net	453.7	442.1
Operating lease right-of-use assets	214.8	220.0
Marketing-related intangibles and other intangible assets, net	316.9	317.3
Goodwill	96.0	95.4
Other assets	304.2	313.2
Total Assets	$2,824.7	$2,819.8

LIABILITIES AND SHAREHOLDERS' DEFICIT
Current Liabilities:
Accounts payable	$90.4	$92.0
Royalty overrides	406.1	363.2
Current portion of long-term debt	29.4	29.4
Other current liabilities	573.7	595.8
Total Current Liabilities	1,099.6	1,080.4

Non-current liabilities:
Long-term debt, net of current portion	2,786.5	2,733.2
Non-current operating lease liabilities	195.9	201.2
Other non-current liabilities	196.0	196.5
Total Liabilities	4,278.0	4,211.3

Commitments and Contingencies

Shareholders' deficit:
Common shares	0.1	0.1
Paid-in capital in excess of par value	173.0	318.1
Accumulated other comprehensive loss	(210.0)	(211.8)
Accumulated deficit	(1,087.5)	(1,169.0)
Treasury stock	(328.9)	(328.9)
Total Shareholders' Deficit	(1,453.3)	(1,391.5)

Total Liabilities and Shareholders' Deficit	$2,824.7	$2,819.8

Herbalife Nutrition Ltd. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(In millions)

	Three Months Ended
	3/31/2022	3/31/2021
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$98.2	$147.4
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	29.2	26.4
Share-based compensation expenses	12.4	13.3
Non-cash interest expense	1.7	7.1
Deferred income taxes	5.9	8.3
Inventory write-downs	10.9	9.5
Foreign exchange transaction loss	2.4	0.3
Other	(3.8)	(1.1)
Changes in operating assets and liabilities:
Receivables	(16.7)	(21.9)
Inventories	(7.9)	(31.5)
Prepaid expenses and other current assets	(28.8)	(15.7)
Accounts payable	(2.3)	23.4
Royalty overrides	42.8	(8.4)
Other current liabilities	(22.3)	(52.0)
Other	8.8	5.0
NET CASH PROVIDED BY OPERATING ACTIVITIES	130.5	110.1

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(41.3)	(33.4)
Other	0.1	-
NET CASH USED IN INVESTING ACTIVITIES	(41.2)	(33.4)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings from senior secured credit facility, net of discount	82.0	270.0
Principal payments on senior secured credit facility and other debt	(89.3)	(125.2)
Share repurchases	(116.2)	(645.0)
Other	1.1	1.0
NET CASH USED IN FINANCING ACTIVITIES	(122.4)	(499.2)
EFFECT OF EXCHANGE RATE CHANGES ON CASH, CASH EQUIVALENTS, AND RESTRICTED CASH	1.3	(11.2)
NET CHANGE IN CASH, CASH EQUIVALENTS, AND RESTRICTED CASH	(31.8)	(433.7)
CASH, CASH EQUIVALENTS, AND RESTRICTED CASH, BEGINNING OF PERIOD	610.4	1,054.0
CASH, CASH EQUIVALENTS, AND RESTRICTED CASH, END OF PERIOD	$578.6	$620.3

Supplemental Information

SCHEDULE A: RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Unaudited and unreviewed), (All tables provide Dollars in millions, except per Share Data)

Adjusted Net Income, Adjusted Diluted EPS and Adjusted EBITDA

In addition to its reported results and guidance calculated in accordance with GAAP, the Company has included in this release adjusted net income, adjusted diluted EPS and adjusted EBITDA, performance measures that the Securities and Exchange Commission defines as “non-GAAP financial measures.” Adjusted net income, adjusted diluted EPS and adjusted EBITDA exclude the impact of certain unusual or non-recurring items such as non-cash interest expense and amortization associated with the Company’s convertible notes, expenses related to regulatory inquiries and legal accruals, debt issuance costs and losses on extinguishment of debt, expenses related to COVID-19 pandemic, non-income tax items, and expenses related to transformation program, as further detailed in the reconciliations below. Management believes that such non-GAAP financial measures, when read in conjunction with the Company’s reported results, calculated in accordance with GAAP, can provide useful supplemental information for investors because they facilitate a period to period comparative assessment of the Company’s operating performance relative to its performance based on reported results under GAAP, while isolating the effects of some items that vary from period to period without any correlation to core operating performance and eliminate certain charges that management believes do not reflect the Company’s operations and underlying operational performance. The Company’s definition and calculation as set forth in the tables below of adjusted net income, adjusted diluted EPS and adjusted EBITDA may not be comparable to similarly titled measures used by other companies because other companies may not calculate them in the same manner as the Company does and should not be viewed in isolation from nor as alternatives to net income or diluted EPS calculated in accordance with GAAP. The Company does not provide reconciliations of forward-looking non-GAAP adjusted diluted EPS and adjusted EBITDA guidance to net income, the comparable GAAP measure, because the impact and timing of the potential charges and gains cannot be determined without unreasonable efforts due to the inherent historical variability, complexity, and unpredictability. These items, which are necessary for a presentation of a reconciliation to GAAP, could have a potentially significant impact on the Company’s GAAP results.

Currency Fluctuation

Our international operations have provided and will continue to provide a significant portion of our total net sales. As a result, total net sales will continue to be affected by fluctuations in the U.S. dollar against foreign currencies. In order to provide a framework for assessing how our underlying businesses performed excluding the effect of foreign currency fluctuations, in addition to comparing the percent change in net sales from one period to another in U.S. dollars, we also compare the percent change in net sales from one period to another period using “net sales in local currency.” Net sales in local currency is not a U.S. GAAP financial measure. Net sales in local currency removes from net sales in U.S. dollars the impact of changes in exchange rates between the U.S. dollar and the local currencies of our foreign subsidiaries, by translating the current period net sales into U.S. dollars using the same foreign currency exchange rates that were used to translate the net sales for the previous comparable period. We believe presenting net sales in local currency is useful to investors because it allows a meaningful comparison of net sales of our foreign operations from period to period. However, net sales in local currency measures should not be considered in isolation or as an alternative to net sales in U.S. dollar measures that reflect current period exchange rates, or to other financial measures calculated and presented in accordance with U.S. GAAP.

The following is a reconciliation of net income, presented and reported in accordance with U.S. generally accepted accounting principles, to net income adjusted for certain items:

	Three Months Ended
	3/31/2022	3/31/2021
	(in millions)

Net income, as reported	$98.2	$147.4
Non-cash interest expense and amortization of non-cash issuance costs (1) (2) (3)	-	5.7
Debt issuance costs related to the senior secured credit facility amendment (1) (2) (4)	-	1.1
Net expenses related to COVID-19 pandemic (1) (2)	1.7	4.8
Expenses related to transformation program (1) (2)	1.6	-
Income tax adjustments for above items (1) (2)	(0.6)	(1.2)
Net income, as adjusted (5)	$101.0	$157.8

The following is a reconciliation of diluted earnings per share, presented and reported in accordance with U.S. generally accepted accounting principles, to diluted earnings per share adjusted for certain items.

	Three Months Ended
	3/31/2022	3/31/2021
	(per share)

Diluted earnings per share, as reported	$0.96	$1.33
Non-cash interest expense and amortization of non-cash issuance costs (1) (2) (3)	-	0.05
Debt issuance costs related to the senior secured credit facility amendment (1) (2) (4)	-	0.01
Net expenses related to COVID-19 pandemic (1) (2)	0.02	0.04
Expenses related to transformation program (1) (2)	0.02	-
Income tax adjustments for above items (1) (2)	(0.01)	(0.01)
Adjusted diluted earnings per share	$0.99	$1.42

The following is a reconciliation of net income, presented and reported in accordance with U.S. generally accepted accounting principles, to EBITDA and adjusted EBITDA:

	Three Months Ended
	3/31/2022	3/31/2021
	(in millions)

Net income, as reported	$98.2	$147.4
Interest Expense, net	29.7	37.5
Income Taxes	25.2	37.6
Depreciation and amortization	29.2	26.4
EBITDA	$182.3	$248.9
Net expenses related to COVID-19 pandemic (1) (2)	1.7	4.8
Expenses related to transformation program (1) (2)	1.6	-
Adjusted EBITDA	$185.6	$253.7

(1) Based on interim income tax reporting rules, these expenses are not considered discrete items. The tax effect of the adjustments between our GAAP and non-GAAP results takes into account the tax treatment and related tax rate(s) that apply to each adjustment in the applicable tax jurisdiction(s).

(2) Excludes tax (benefit)/expense as follows:
	Three Months Ended
	3/31/2022	3/31/2021
	(in millions)

Non-cash interest expense and amortization of non-cash issuance costs	$-	$0.1
Debt issuance costs related to the senior secured credit facility amendment	-	(0.2)
Net expenses related to COVID-19 pandemic	(0.3)	(1.1)
Expenses related to transformation program	(0.2)	-
Total income tax adjustments (5)	$(0.6)	$(1.2)

	Three Months Ended
	3/31/2022	3/31/2021
	(per share)

Non-cash interest expense and amortization of non-cash issuance costs	-	$-
Debt issuance costs related to the senior secured credit facility amendment	-	-
Net expenses related to COVID-19 pandemic	(0.01)	(0.01)
Expenses related to transformation program	-	-
Total income tax adjustments	$(0.01)	$(0.01)
(3) Relates to non-cash expense on the Company's 2.625% convertible senior notes due 2024.

(4) Relates to costs incurred in the amendment of the senior secured credit facility as described in the Company's Form 10-Q for the three months ended March 31, 2022.

(5) Amounts may not total due to rounding.

Contacts

Media Contact:
Jennifer Butler
VP, Media Relations
213.745.0420

Investor Contact:
Eric Monroe
Senior Director, Investor Relations
213.745.0449